FIRST GUARANTY BANCSHARES, INC.

400 East Thomas St., Hammond, LA 70401
888.375.3093
fgb.net

April 1, 2024

Dear Shareholders,

We took a terrible beating as the Fed regulated interest rates soared during 2023. We have adapted to that. We had no control on that; however, we have adapted to that. In the last two quarters, our income available to shareholders has increased from $0.7 million to approximately $1.5 million. The trend is very positive. Very significantly, our non-interest expense has actually decreased from March 2023 through March 2024. We have done what we needed to do. We can not control the Federal Reserve; however, we have shown that we can overcome the impact of the Federal Reserve's actions.

In addition to righting the ship on earnings, we have also significantly improved the strength of First Guaranty Bancshares, Inc. and the capital of the First Guaranty Bancshares, Inc. In May 2023, our Board of Directors and Senior Management contributed $10 million in common stock to strengthen First Guaranty Bancshares, Inc. In December of 2023, our Board and Senior Management contributed another $10 million in capital to First Guaranty Bancshares, Inc. as common stock. In March 2024, a member of our Board of Directors provided $30 million in subordinated debt. The subordinated debt has a 10-year maturity and will count as tier 2 capital for 5 years. As tier 2 capital, it significantly strengthens First Guaranty Bancshares, Inc. The proceeds of that subordinated debt was used to refinance existing debt, paying off $20 million on a term loan and $10 million on a revolving line of credit balance. The improvement in our total capital ratio was approximately 100 basis points.

As you can see, not only are we overcoming the impact of the Federal Reserve movements on our income; but, we are significantly strengthening First Guaranty Bancshares, Inc.

We appreciate your patience. We see a great future for First Guaranty Bancshares, Inc.

Thank you for your attention and support.

Sincerely,

Alton B. Lewis
President/CEO

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.